Exhibit 99.1

Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com, Inc. Announces Independent Inspector of Election Issues Final Certified Voting Results
for
Great Hill Partners’ Consent Solicitation

BOCA RATON, Fla., July 21, 2010 – Vitacost.com, Inc. (NASDAQ: “VITC”), a leading online retailer and direct marketer of health and wellness products, announced today that IVS Associates Inc., a nationally recognized independent inspector of election previously engaged by the Company, has confirmed the validity and completed its tabulation of all written consents obtained by Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P. (collectively, “GHP”). Such written consents were delivered to the Company on July 15, 2010 pursuant to GHP’s previously announced consent solicitation.

IVS has certified in its written final report issued earlier today that GHP has obtained valid, affirmative votes from holders of record, as of June 2, 2010, of approximately 55% of the Company’s outstanding common stock. Accordingly, such votes are sufficient under applicable Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws to approve each of GHP’s proposals to (i) amend the Company’s Bylaws to permit the holders of the Company’s common stock to fill vacancies on the Company’s Board of Directors; (ii) remove from the Company’s Board of Directors, without cause, each of Messrs. Eran Ezra, Stewart L. Gitler, David N. Ilfeld and Lawrence A. Pabst; and (iii) elect as new directors of the Company, to serve until their successors are duly elected and qualified, each of Messrs. Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel.

The Company and GHP have accepted the accuracy of IVS’ vote tabulation and will not contest the voting results or IVS’ certification.  Accordingly, all of GHP’s proposals in its consent solicitation have been approved by the Company’s stockholders and are now binding and effective.

Ira P. Kerker, the Company’s Chief Executive Officer, remarked “The Company’s stockholders have spoken and we respect their decision. Vitacost looks forward to working collaboratively with its new Board to achieve the objective of growing the Company and enhancing its value for the benefit of all stockholders.”

Michael A. Kumin, Partner at Great Hill Partners, stated “This is a positive step forward for Vitacost and its stockholders and other key stakeholders. We are confident that the newly comprised Board has the experience and expertise necessary to help Vitacost realize its full potential as a market leader. We look forward to working with Vitacost’s talented and dedicated team members to bring about the future success of the Company.”

About Vitacost.com, Inc.

Vitacost.com, Inc. (Symbol: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.